Exhibit 21.1

DMJM H&N, Inc., a California Corporation
AECOM Government Services, Inc., a Delaware Corporation
DMJM Aviation, Inc., a Delaware Corporation
Austin-AECOM Corporation, a Delaware Corporation
Consoer, Townsend & Associates, Inc., an Illinois Corporation
DMJM+Harris, Inc., a New York Corporation
Metcalf & Eddy, Inc., a Delaware Corporation
EDAW, Inc., a Delaware Corporation
TCB, Inc., a Delaware Corporation
Planning and Development Collaborative International Inc., a Delaware Corporation
ENSR Corporation, a Delaware Corporation
AECOM Global, Inc., a Delaware Corporation